Exhibit 99.1

FOR IMMEDIATE RELEASE

Savient Reports Results for the Full Year 2005

EAST BRUNSWICK, N.J. – March 30, 2006– Savient Pharmaceuticals Inc. (NASDAQ: SVNT), an emerging specialty pharmaceuticals company focused on developing, manufacturing and marketing novel therapeutic products for unmet medical needs, today will announce results for the year ended December 31, 2005 as detailed in its recently filed Form 10-K, and will review recent highlights for 2006.

For the full year 2005, total revenues were $87.8 million, down 9% from 2004. Net income for 2005 was $6.0 million, or 10 cents per fully diluted share, compared to net loss of $27.5 million, or 46 cents per fully diluted share.

Christopher Clement, President and Chief Executive Officer of Savient, said, “While 2005 was a challenging year for the Company, we continued to make significant progress implementing our stated strategy of repositioning Savient as a specialty pharmaceutical company, in particular, by advancing our clinical pipeline through key critical go, no-go decisions. We were particularly encouraged by the Phase 2 results for our lead development product Puricase® (PEG-uricase) which is now ready to enter Phase 3 clinical trials. We recognize that significant time, attention and resources were diverted to the financial restatement process in the later part of the year. However, we believe we have emerged as a stronger organization with improved financial controls poised to move forward with our Phase 3 program with Puricase.”

Clement continued, “As we previously announced, we are currently exploring strategic alternatives for our wholly-owned subsidiary Rosemont Pharmaceuticals including the potential spin off or sale of the business. This decision is driven by our continuing desire to streamline our business focus as a specialty pharmaceutical company, allows additional resources to be devoted to the full development of our lead product candidate Puricase and will also permit us to reinvest in the future of Puricase by devoting a portion of the proceeds from a completed Rosemont transaction to a buy-back of our common stock.”

Clement highlighted several key developments for 2005 and the first quarter of 2006:

—	Engaged Citigroup Corporate and Investment Banking to explore strategic alternatives for Savient’s wholly-owned subsidiary, Rosemont Pharmaceuticals.
—	Entered a letter of intent granting exclusive U.S. marketing rights to Cytogen Corporation for Soltamox™.
—	Completed and filed our financial restatements with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2004, including 2003, 2002 and 2001 prior period restatements, and regained full compliance under NASDAQ rules.
—	Filed a second citizens’ petition with the FDA requesting that the Commissioner of Food and Drugs not approve any Abbreviated New Drug Application (ANDA) for generic oral products containing oxandrolone, the active molecule in Oxandrin®, prior to the expiration of the Company’s exclusive labeling for geriatric dosing on June 20, 2008.
—	Completed the sale of Delatestryl® to Indevus Pharmaceuticals receiving $5 million plus compensation for existing product inventory as well as potential future royalty payments.

—	Received NDA and U.S. marketing approval from the FDA for Soltamox™, an oral liquid formulation of tamoxifen for the treatment of breast cancer.
—	Received cGMP approval for U.K.-based liquids manufacturing facility.
—	Settled intellectual patent litigation related to Mircette® resulting in net cash proceeds of $10.8 million after payments to the product’s inventor.
—	Completed the sale of the global biologics manufacturing business to Ferring B.V. Pharmaceuticals for approximately $80 million.
—	Reported successful top-line results for Puricase® Phase 2 Trial.
—	Presented full Phase 2 data for Puricase® the 2005 American College of Rheumatology (ACR) Annual Scientific Meeting.

The financial highlights for the year Ended December 31, 2005 are as follows:

Revenues

•	Total revenues for the year ended December 31, 2005 were $87.8 million compared to $96.4 million during the same period a year ago.

•	Net product sales were $86.3 million compared to $93.4 million in 2004, a decrease of 8% attributable to the decrease of Oxandrin® and Delatestryl® sales but partially offset by an increase in sales from Rosemont’s oral liquid business.

•	Sales of oral liquids pharmaceutical products increased 13% to $38.3 million versus $34.0 million in 2004.

•	Sales of Oxandrin® were $44.4 million compared to $53.5 million a year ago.

Expenses

•	Total expenses for the year ended December 31, 2005 decreased 12% to $93.5 million from $106.8 million a year ago.

Other Net Income

•	Other net income of $14.4 million compared to other net expense of $0.5 million in 2004. The year-over-year variance is primarily attributable to the Mircette and Novo hGH property litigation settlements.

Balance Sheet

•	Savient had cash, cash equivalents, and short-term investments of $75.4 million at the year-end, December 31, 2005, compared to $66.4 million in the immediately preceding quarter and $25.3 million a year ago. The Company has no long-term debt.

CONFERENCE CALL

Savient will host a conference call/live webcast to review 2005 full year results today, March 30, 2006 at 10:00 a.m. ET. The live webcast can be accessed from the investor relations page of Savient’s website at www.savientpharma.com and will be archived through April 13, 2006.

In addition, an audio replay will be available through April 13, 2006. The replay numbers are (800) 642-1687 for domestic callers and (706) 645-9291 for international callers. The replay access code is 7279463.

ABOUT SAVIENT

Based in East Brunswick, New Jersey, Savient Pharmaceuticals, Inc., is an emerging specialty pharmaceuticals company and is engaged in developing, manufacturing and marketing pharmaceutical products that address unmet medical needs in both niche and broader markets. The Company’s lead product development candidate, Puricase(R) (PEG-uricase), for the treatment of refractory gout has reported positive Phase 1 and 2 clinical data. Savient’s experienced management team is committed to advancing its pipeline and expanding its product portfolio by in-licensing late stage compounds and exploring co-promotion and co-development opportunities that fit the Company’s expertise in specialty pharmaceuticals and initial focus in rheumatology. Savient markets its product Oxandrin(R) (oxandrolone, USP) in the United States. The Company’s subsidiary, Rosemont Pharmaceuticals Ltd., develops, manufactures, and markets through its own sales force oral liquid formulations of prescription products for the UK pharmaceutical market. Rosemont’s product portfolio includes over 100 liquid formulations primarily targeting the geriatric population. Puricase is a registered trademark of Mountain View Pharmaceuticals, Inc. Further information on the Company can be accessed by visiting www.savientpharma.com.

FORWARD LOOKING LANGUAGE

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this report regarding the Company’s strategy, expected future financial position, results of operations, cash flows, financing plans, discovery and development of products, strategic alliances, competitive position, plans and objectives of management are forward-looking statements. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will” and other similar expressions help identify forward-looking statements, although not all forward-looking statements contain these identifying words. In particular, the statements regarding year end 2005 financial results and outlook, the continued implementation of the Company’s strategic plan, the development of the Company’s pipeline, the commencement of Phase 3 clinical trials for Puricase and potential sale or spin-out of Rosemont are forward-looking statements. These forward-looking statements involve substantial risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company’s business and the biopharmaceutical and specialty pharmaceutical industries in which the Company operates. Such risks and uncertainties include, but are not limited to, the Company’s ability to find a buyer for Rosemont Pharmaceuticals and to negotiate and consummate a sale of Rosemont at an attractive price; delay or failure in developing Puricase and other product candidates; difficulties of expanding the Company’s product portfolio through in-licensing; introduction of generic competition for Oxandrin; fluctuations in buying patterns of wholesalers; potential future returns of Oxandrin or other products; the Company’s continuing to incur substantial net losses for the foreseeable future; difficulties in obtaining financing; potential development of alternative technologies or more effective products by competitors; reliance on third-parties to manufacture, market and distribute many of the Company’s products; economic, political and other risks associated with foreign operations; risks of maintaining protection for the Company’s intellectual property; risks of an adverse determination in on-going or future intellectual property litigation; and risks associated with stringent government regulation of the biopharmaceutical and specialty pharmaceutical industries. The Company may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements, and you should not place undue reliance on the Company’s forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that the Company makes. The Company’s forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that the Company may make. The Company does not assume any obligation to update any forward-looking statements.

CONTACT:
Jack Domeischel
Savient Pharmaceuticals, Inc.
732-565-4716 or 516-480-8813 (cell)
jdomeischel@savientpharma.com

SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
(Audited)

(in thousands, except share data)
December 31
Assets:	2005	2004

Current Assets:
Cash, cash equivalents and short-term investments	$75,372	$25,282
Accounts receivable, net	11,716	15,538
Note receivable	6,635	—
Inventories, net	9,419	11,448
Prepaid expenses and other current assets	2,721	4,149
Assets held for sale	—	79,084

Total current assets	105,863	135,501

Non-Current Assets:
Property and equipment, net	6,144	6,985
Goodwill	40,121	40,121
Intangible assets, net	67,638	71,688
Other assets	2,925	2,910

Total assets	$222,691	$257,205

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable	$5,745	$8,491
Deferred revenues	—	1,112
Current portion of long-term debt	—	5,903
Other current liabilities	15,121	22,744
Liabilities held for sale	—	12,742

Total current liabilities	20,866	50,992

Deferred income taxes	20,431	21,649
Deferred revenues	—	10,180
Commitments and contingent liabilities
Stockholder’s Equity:
Preferred stock, $0.01 par value, 4,000,000 shs. authorized, no shares outstanding	—	—
Common stock, $0.01 par value, 150,000,000 shs. authorized, issued and outstanding 60,457,000 in 2004 and 61,523,000 in 2005	615	606
Additional paid-in-capital	221,622	218,699
Deferred compensation	(686)	—
Accumulated deficit	(41,519)	(47,487)
Accumulated other comprehensive income	1,362	2,566

Total stockholders’ equity	181,394	174,384

Total liabilities and stockholders’ equity	$222,691	$257,205

SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations
(Audited)
(in thousands, except per share data)
Fiscal years ended December 31

	2005	2004	2003
Revenues:
Product sales, net	$86,342	$93,424	$96,055
Royalties	1,377	1,961	2,409
Other	75	991	2,639

Total revenues	87,794	96,376	101,103

Expenses:
Research and development	19,583	22,253	24,973
Marketing and sales	21,449	22,771	22,682
General and administrative	26,002	27,142	21,946
Retirement	—	2,085	—
Restructuring	—	1,200	—
Cost of sales	17,319	21,547	15,916
Amortization of intangible assets	4,050	4,050	4,050
Commissions and royalties	5,094	5,770	5,273

Total expenses	93,497	106,818	94,840

Operating income (loss)	(5,703)	(10,442)	6,263
Other income (expense), net	14,359	(531)	304

Net income (loss) before income taxes	8,656	(10,973)	6,567
Income tax expense	2,629	13,173	2,383

Net income (loss) from continuing operations	6,027	(24,146)	4,184
Net income (loss) from discontinued operations	(59)	(3,369)	8,270

Net income (loss)	$5,968	$(27,515)	$12,454

Earnings (loss) per common share, from continuing operations:
Basic	$0.10	$(0.40)	$0.07

Diluted	$0.10	$(0.40)	$0.07

Earnings (loss) per common share, from discontinued operations:
Basic	$(0.00)	$(0.06)	$0.14

Diluted	$(0.00)	$(0.06)	$0.14

Earnings (loss) per common share:
Basic	$0.10	$(0.46)	$0.21

Diluted	$0.10	$(0.46)	$0.21

Weighted average number of common and common equivalent shares
Basic	60,837	60,066	59,194
Diluted	61,356	60,066	59,798

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